Exhibit 10.1

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

COMMISSION CONTRACT
PARTIES

VTT Technical Research Centre of Finland Ltd.
Business ID: 2647375-4

Country of residence: Finland
(hereinafter “VTT”)
and

Dyadic International, USA, Inc.
Business ID: 45-0486747
Country of residence: United States
(hereinafter the ”Dyadic”)

1	OBJECT OF THE CONTRACT

1.1
The object of the Contract is a commission where VTT develops Dyadic´s C1 fungal expression system for therapeutic protein production (hereinafter the Commission), as specified in the project plan in Annex 1.

1.2
After each milestone and at the end of each Work Package (WP1, WP2 and WP3) of the Commission, VTT will deliver to Dyadic the relevant Foreground (e.g. Development strains and associated molecular tools).

1.3
The Commission includes bonus targets, as specified in the project plan (Annex 1). Accomplishment of a bonus target in certain time limit triggers a bonus payment to VTT. Bonus targets, time limits and bonus sums are defined in the project plan.

1.4	DEFINITIONS

1.4.1	Development Strains: All strains developed as part of the Foreground in the Commission.

1.4.2
Foreground Materials: lab data, reports, all physical and genetic materials, including, but not limited to the Development Strains and associated molecular tools, DNA fragments, vectors, markers, promoters, other genetic elements, fermentation media and processes and proteins included in the Foreground.

1.4.3	C1 Strains: any fungal strains that have the taxonomy of [***]

2	VTT'S GENERAL TERMS OF CONTRACT

VTT's General Terms of Contract, as specified in Annex 2 are applicable to this Contract to the extent not otherwise stated in this Contract. However, if there are any conflicts, the terms and conditions of this Contract will supersede the terms and conditions in Annex 2.

Exhibit 10.1

3	BACKGROUND

3.1
Dyadic will provide VTT with certain materials and proprietary information as set forth in the Material Transfer Agreement between the Parties dated 15.6.2019 (Annex 3). These materials, and proprietary information which are necessary for the execution of the Commission by VTT is specified in Annex 1.

4	PROJECT STARTING DATE

4.1	The starting date of the project 15.6.2019.

5	MODIFICATION OF THE COMMISSION

5.1
As it might be necessary to modify the Commission after signing this Contract, its technical description as set out in the Project Plan (Annex 1) and Evaluation Protocol (Annex 5) may be modified by mutual written agreement of the Parties. Such modifications and specifications shall be deemed to be incorporated into this Contract.

6	PROJECT MANAGEMENT AND CO-OPERATIVE ORGANISATION

6.1
Project Managers - VTT and Dyadic will nominate two project managers one on behalf of each party. The project managers will be: Dyadic representative is Ronen Tchelet. VTT representative is [***]. The nominated project managers may be modified by mutual written agreement of the Parties. Such modifications and specifications shall be deemed to be incorporated into this Contract.

The project managers will be responsible for managing, monitoring and reporting on the progress and status of the Commission including the exchange the development information, notifications to the Technical Group of any delay or problem that might affect the deliveries of the Commission.

◦	The project Managers will communicate by weekly telephone calls or more often if needed.

6.2	The Technical Group – The Technical Group shall review and direct the development work within the limits of the Contract.

◦
The members of the Technical Group shall be: the Project Managers (Ronen Tchelet and [***]), Dyadic representatives Mark Emalfarb, [***] VTT representatives: [***] and [***]. The nominated members of the Technical Group may be modified by mutual written agreement of the Parties. Such modifications and specifications shall be deemed to be incorporated into this Contract.

▪	The Technical Group shall review and manage the scientific and technical progress of the Commission.

◦	The Technical Group will review the objectives of the Commission and will notify The Governing Group of any revisions of the project plans that might be needed according of the progress status.

◦	The Technical Group will be responsible for the revisions of and modifications in the Project plan, and present them, when necessary, to the Governing Group for approval,

Exhibit 10.1

◦	The technical Group shall meet every month by face to face meetings, by teleconferences or as otherwise agreed by the parties.

6.3
The Governing Group – The Governing Group shall direct the execution of the project within the limits of the Contract. The members of the Governing Group shall be: Dyadic representatives, Ronen Tchelet, Mark Emalfarb, [***] and VTT representatives, [***], and [***]

The governing group shall handle matters concerning the Commission and particularly control and direct the execution of the Commission within the limits of the Contract. Therefore the governing group:

◦	shall specify the objectives of the Commission and accept the Project plans,

◦	handle the revisions of and modifications in the Project plan, and present them, when necessary, to the Parties for acceptance,

◦	control the progress of the Commission and support the activities of the Project manager,

◦	accept the achievement of milestones and bonus targets that have been reported since the last meeting.

6.4	The governing group shall meet every three months or as otherwise agreed to by the parties either in person or by audio or video conference.

6.5	The governing group cannot modify the Contract or its appendices unless separately agreed upon in writing between the Parties.

7	Deliveries

Progress/Interim Deliverables, Final Deliverables/Report(s):

7.1.1	VTT will continuously keep separate laboratory books in which the research and development activities of the Commission is documented.

7.1.2	Each month VTT will share with The Technical group a Power Point presentation of the status of projects.

7.1.3	By the end of each milestone and bonus target, VTT will prepare a report of the work summary to be provided to the Technical Group for review and for presentation to the Governing group.

8	Final project deliveries

8.1.1
By the end of each Work Package VTT will prepare a report summarizing the achievement and status of the project which will be provided to the Technical Group for review and presentation to the Governing group.

8.1.2
After the end of each Work Package, upon Dyadic’s request, VTT agrees to provide Dyadic with copies of the Foreground Materials in both physical and electronical form. VTT agrees to keep copies of the Foreground Materials and store them in accordance with VTT’s normal procedures solely on behalf of and for the exclusive benefit of Dyadic for a period of five years after the Commission has ended and VTT will provide Dyadic access to, and copies of the Foreground Materials if requested by Dyadic. VTT further agrees to physically destroy any copies of the Foreground Materials at any time within that five year period if such instructions are given to VTT in writing by Dyadic.

Exhibit 10.1

9	THE OBLIGATIONS OF DYADIC

9.1	Dyadic commits to deliver the items needed for the execution of the work (as specified in the project plan) before the start date of the Commission.

10	SUBCONTRACT

10.1
It is expected that Dyadic shall use subcontractors as needed (hereinafter Subcontractors), to carry out glycosylation analytical services required in order to perform the Commission. Costs for such services are paid separately outside of the Commission budget by Dyadic. It shall be the obligation of Dyadic to enter into a subcontract with the Subcontractor(s) and to oblige the Subcontractor to perform its services with sufficient care and diligence and to provide results with sufficient quality and in a way that enables VTT to perform the Commission. All glycosylation Subcontractors will be approved by the Technical Group, who shall also determine the required quality specifications for the services of the Subcontractor(s).

11	SCHEDULE

11.1
The Commission shall be carried out between 15.6.2019 and 15.6.2022. In the event Dyadic uses its right to early termination, the Commission shall end accorgingly. The specified schedule is in Annex 1.

11.2
VTT shall have the right to postpone the schedule of the Commission corresponding the delay if the delivery of any material or data by Dyadic or Subcontractor is delayed, or if the Subcontractor’s work does not fulfil the agreed quality specifications, or in the cases mentioned in Section 8.1 of the VTT General Terms and Conditions.

12	ACCEPTANCE AND GO / NO GO DECISION

12.1.1
The acceptance of the Development Strains and the bonus targets will be based on the evaluation process that will be performed according to the Evaluation Protocols as set forth in Annex 5, in each of the Work Packages (WP1, WP2 and WP3).

12.2	The Commission shall be deemed to have been accepted 30 days after the delivery by VTT of the final report to Dyadic.

12.3
Dyadic retains the right to stop the Commission at any time during the project.In order to do so Dyadic shall provide VTT 90 days’ prior notice to stop the Commission. If the notice is given, VTT will continue the ongoing experiments and wind down its activities during the 90 days period. In case Dyadic decides to stop the Commission, Dyadic shall be liable to pay VTT for the work performed until the end of the 90 days period and any confirmed bonus targets accomplished through the date of notification to stop the Commission.

13	PAYMENTS

13.1	Unless as otherwise permitted in Paragraphs 12.3 above and 17 below Dyadic shall pay VTT for the Commission, Work Packages 1 and 3 (as specified in Annex 1) a total sum of 2,175,000 euros. [***]

13.2	Dyadic shall pay VTT for the Commission, Work Package 2 (as specified in Annex 1) for developing production of third parties' target proteins. [***] Dyadic will pay VTT for

Exhibit 10.1

management work of the third party assignments 115,000 euros per year, 345,000 euros in total. [***].

13.3
Dyadic shall pay VTT for accomplishment of bonus targets, as specified in the project plan (Annex 1). Bonus payments shall be invoiced in 30 days from the date of the Governing Group meeting, where the achievement of the bonus targets have been accepted in writing by both VTT and Dyadic.

13.4	The invoicing address of Dyadic is
Dyadic International (USA), Inc.
140 Intracoastal Pointe Drive, Suite 404
Jupiter, Florida 33477-5094 USA
Additionally all invoices are to be emailed to jlatiuk@dyadic.com and cc to prawson@dyadic.com and ysimmons@dyadic.com and rtchelet@dyadic.com.

13.5
In addition, Dyadic undertakes to reimburse VTT for traveling (e.g. to project meetings) expenses at actual costs as defined in the Traveling Compensation Regulations of VTT. All traveling VTT personnel will need to be agreed to and approved by Dyadic in writing in advance.

13.6
The term of payment is 45 days from the date the date of the invoice. The interest on overdue payments shall be charged according to the Finnish Interest Act (20.8.1982/633). Possible debt collection charges shall be added, when applicable. Value added tax (VAT) and any other taxes and fees imposed by authorities outside of Finland shall be added, when applicable, to the price agreed upon in the Contract.

14	CONFIDENTIALITY AND RIGHT TO PUBLISH FOREGROUND

14.1	Non-disclosure agreement between the parties is as Annex 4.

14.2
VTT is entitled to publish information concerning the Commission and its Foreground as follows: In scientific publications and conference presentations solely with a written separate approval by Dyadic’s CEO, which may be withheld by Dyadic in its sole discretion.

14.3	In case Dyadic is publishing the Foreground, VTT contribution and people involved should be mentioned in appropriate manner.

14.4	All use of VTT’s and/or Dyadic’s name and logotype for advertising and other sales promotion purposes (including press releases) is subject to prior written consent of VTT and Dyadic.

15	OWNERSHIP AND USER RIGHTS

15.1
All Dyadic’s Background (including genetic materials, molecular tools, data and proprietary information) provided to VTT will be owned solely by Dyadic and VTT will only be granted a research license to utilize such materials, information and Background within the Dyadic funded projects and work being done for or on Dyadic’s behalf. For the avoidance of doubt, all improvements, including any inventions, discoveries and all intellectual property relating there to, other than those improvement specifically covered by Section 15.2, that arise out of the Commission or relate to the Dyadic Background shall be solely owned by Dyadic.

Exhibit 10.1

15.2
Foreground Materials of the Commission (including possible intellectual property rights) shall be the sole property of Dyadic or Dyadic´s assignee without any additional monetary or other obligation(s) by Dyadic to VTT or VTT Scientists. However, all improvements (including possible intellectual property rights) to VTT Synthetic Promoter Technology, even if included in the Foreground, shall be the property of VTT.

15.3
Dyadic and its licensees and their sub-licensees will have the rights to use, royalty free any and all Foreground Materials worldwide, including any and all Development Strains developed using VTT’s Synthetic Promoter Technology according to a separate license agreement that has been concluded and signed (27th March 2017) between VTT and Dyadic on VTT´s Synthetic Promoter technology (Annex 6).

15.4
VTT agrees it will not work on C1 Strains for anyone other than Dyadic on pharmaceutical applications and/or processes (animal or human, including but not limited to active pharmaceutical ingredients or catalysts) during the Commission or for a period of three years afterwards, unless so authorized in writing by the CEO of Dyadic. Dyadic will have a first right of refusal if VTT is presenting new ideas related to C1 Strains for pharmaceutical applications and/or processes during the Commission.

15.5
Upon Dyadic’s CEO’s consent by written notice, VTT shall have the right to use the Foreground in its internal, non-commercial R&D in the pharmaceutical field. However, this consent can be withheld, or withdrawn at any time at Dyadic’s sole option. VTT also agrees that it will not file any patent(s) or make any disclosures such as publications or at conferences or otherwise directly to, or in any way relating to Dyadic owned Background or Foreground of the Commission without Dyadic’s CEO’s written permission.

15.6
VTT acknowledges that Dyadic has a compensation policy that requires its employees, and consultants to assign any and all rights to Dyadic without any further compensation and thus if any such invention reward is determined to be due to VTT employees or consultants of VTT that VTT will have the sole obligation to pay such invention reward. This term will apply also for previous research work performed by VTT under a separate agreement with Dyadic and for future research work performed by VTT under other Agreements with Dyadic, unless otherwise agreed.

15.7	Value Added Tax and any other taxes, fees or charges imposed by authorities outside Finland shall be added, when applicable, to all payments and fees in accordance with applicable legislation.

16	VTT REPRESENTATIONS & WARRANTIES TO DYADIC

16.1	VTT represents that on the Effective Date to its reasonable knowledge, it is not aware of any third party patents or agreements that would prevent VTT from conducting the research under this Contract.
The Parties agree in good faith to keep each other informed of possible patents or publications that have come to their attention during the Commission and that may, to their reasonable understanding, interfere with or affect the performance of the Commission. In such cases VTT will discuss the strategies that will be taken in the project with Dyadic and these strategies will be decided and approved by Dyadic. However, all Foreground is provided “AS IS” and with the exception of what has been explicitly set forth in this Section 16, VTT makes no representations or warranties of any kind, whether express or implied, with respect to its services, the Foreground or any other materials provided under this Contract, including but not limited to accuracy,

Exhibit 10.1

completeness, merchantability, fitness for a particular purpose and non-infringement of third party rights such as copyrights, trade secrets or any patent. VTT shall not have any liability whatsoever for the use of the Foreground or any other materials by Dyadic.

16.2
VTT may, at its sole discretion, during the Commission, reasonably assist Dyadic, at Dyadic’s expense in certain legal or other proceedings, relating to scientific evaluations, patent prosecution and potential expert opinions. Such additional work shall be charged separately in accordance with VTT’s fees.

17	TERMINATION

17.1
Dyadic has the right to stop the Commission at its sole decision of the Commission as set forth in Section 12. Otherwise the Commission will continue as planned. For the sake of clarity, Section 13 of VTT’s General Terms and Conditions shall also apply.

18	DISPUTES

18.1
All disputes arising out of or in connection with this Contract which cannot be solved amicably shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules. The language of the arbitration shall be English. The arbitration shall be held in Bern, Switzerland. The award of the arbitration will be final and binding upon the Parties. Nothing in this Contract shall limit the Parties’ right to seek temporary injunctive relief or to enforce an arbitration award in any applicable competent court of law.

18.2
This Contract and all transactions contemplated by this Contract shall be governed by, and construed and enforced in accordance with, the laws of Switzerland (Bern) without regard to principles of conflicts of laws.

19	NOTICES

19.1	VTT’s contact person in connection with this contract is [***].

19.2	Dyadic’s contact person in connection with this contract is Mark Emalfarb.
Any notice to be given under this contract shall be sent by mail or in electric form to the following address:

VTT
Address: Tietotie 2, 02044 Espoo, Finland
E-mail: [***]

Dyadic International, USA, Inc.
Address: 140 Intracoastal Pointe Drive, Suite # 404, Jupiter, Florida, 33477 USA
E-mail: memalfarb@dyadic.com Including a copy to: prawson@dyadic.com

20	DURATION OF THE CONTRACT

20.1
This Contract shall enter into force on the latest date of signature by the Parties (“Effective Date”) and shall be in force until the Commission has been carried out, unless Dyadic has used its right to early termination as set out in sections 12 and 17, and any extensions thereof, excluding the Articles, the legal effects of which are meant

Exhibit 10.1

to survive the termination or expiration of the Contract. In the event Dyadic uses its right to early termination, this Contract terminates after the 90 days notice period has passed.

SIGNATURES

Place: Espoo, Finland	Place: Jupiter, Florida, USA

Date: 28th June 2019	Date: 6-28-2019

VTT	Dyadic International USA, Inc.
/s/ Mika Toikka	/s/ Mark Emalfarb
Mika Toikka Executive Vice President	Mark Emalfarb CEO